Exhibit 99.1

August 3, 2005

Elliott Associates, L.P.

Elliott International, L.P.

712 Fifth Avenue, 36th Floor

New York, New York 10019

Gentlemen:

Reference is made your sales of ISCO International, Inc.’s (the “Company”) common stock over the past six (6) months. According to Company records, Elliot Associates’ and Elliot International currently own, and have owned during the past six (6) months, at least 10% of the Company’s outstanding common stock and thus are subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”). As a result of the closing on August 2, 2005 of the financing (the “Financing”) in which Elliott Associates’ purchased 500,000 shares of the Company’s common stock and Elliott International purchased 9,500,000 shares of the Company’s common stock pursuant to the Securities Purchase Agreement by and among the Company, Elliott Associates, L.P., Elliott International, L.P., and Grace Brothers Ltd dated July 25, 2005, the Company believes that the foregoing transactions are “matchable transactions” against all sales of common stock within six months of the purchase of shares in the Financing for the purpose of determining short-swing profit liability under Section 16(b) of the Act. The Company believes that the sale by Elliott Associates’ of 500,000 shares during the past six months qualify for review against the $0.22 purchase price in the August 2, 2005 purchase transaction. Additionally, the Company believes that the sale by Elliott International of 1,510,180 shares during the past six months qualify for review against the $0.22 purchase price in the August 2, 2005 purchase transaction

By this letter, the Company hereby demands the prompt payment to the Company of any short-swing profit amounts, by wire transfer of immediately available funds. Please advise if you have any questions in this matter.

Best Regards,

/s/ Frank Cesario
Frank J. Cesario
Chief Financial Officer
ISCO International
847-391-9412
fax: 847-391-5015 and 847-299-9609
cesario@iscointl.com

cc: Michael P. Gallagher, Esq.

Lawrence D. Hui, Esq.